Exhibit 99.1

[Letterhead of Sigma-Aldrich]

From: David Harvey, Chairman & CEO	For questions contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

November 9, 2004

SIGMA-ALDRICH (NASDAQ: SIAL) DECLARES QUARTERLY DIVIDEND

At the Board of Directors meeting held today, the Directors declared a quarterly cash dividend of $.17 per share. The dividend is payable on December 15, 2004 to shareholders of record on December 1, 2004.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products, kits and services are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 34 countries and has over 6,000 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com